CALCULATION OF EARNINGS PER SHARE
Gannett Co., Inc. and Subsidiaries
Unaudited, in thousands of dollars (except per share amounts)





                                       Thirteen weeks ended     Twenty-six weeks ended
                                       June 27,      June 28     June 27,      June 28
                                         1999*        1998*        1999*        1998*
                                      ------------ -----------  ------------ -----------

Basic earnings:
   Net income                         $276,970     $222,809     $455,863     $565,659

   Weighted average number of
     common shares outstanding         279,619      284,561      279,466      284,388

   Basic earnings per share              $0.99        $0.78        $1.63        $1.99

Diluted earnings:
   Net income                         $276,970     $222,809     $455,863     $565,659

   Weighted average number of
     common shares outstanding         279,619      284,561      279,466      284,388

   Dilutive effect of out-
     standing stock options and
     stock incentive rights              2,593        2,886        2,483        2,739

   Weighted average number of
     shares outstanding, as
     adjusted                          282,212      287,447      281,949      287,127

   Diluted earnings per share            $0.98        $0.78        $1.62        $1.97

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* 1999 results include a net non-operating gain principally from the exchange of KVUE-TV in Austin, Texas for KXTV-TV in Sacramento, California.
  1998 results include a net non-operating gain principally from the disposition of several businesses including Radio and Alarm Security.
  See Management's Discussion and Analysis of Operations for earnings summary excluding net non-operating gains.